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                                                                   Exhibit 10.34


                        AMERICAN MARINE RECREATION, INC.
                                2202 33rd Street
                             Orlando, Florida 32839


                                December 18, 1998


Mr. Gary E. Stein
124 North Ardmore Road
Columbus, OH  43209

Dear Gary:

                  In accordance with our understanding, you hereby agree to provide consulting services to the Company for a period of six months from the consummation of the initial public offering. During such period, you will be paid a consulting fee in the amount of $10,000 per month. In addition, you will be reimbursed for any out of pocket expenses that you incur in connection with such consulting services provided that you obtain prior written approval for any expense over $250 and further provided that you have written documentation of such expense. In addition, in the event that the Company consummates any acquisition after consummation of the Company's initial public offering during the term of this agreement (excluding (i) Bob's Boats; (ii) Brown's Bridge Marine and (iii) any other Bayliner dealer acquisition in which you are not actively involved in the negotiations) we will pay to you an amount equal to 5% of the purchase price attributable to goodwill in connection with such acquisitions, not to exceed $75,000.

                                            Very truly yours,

                                            American Marine Recreation, Inc.


                                            By:
                                                ----------------------------
                                                Joseph G. Pozo, Jr.
                                                President
AGREED AND ACCEPTED BY:



----------------------------
Gary E. Stein